Exhibit 99.1
ATLAS ENERGY RESOURCES, LLC REPORTS
RECORD FINANCIAL RESULTS FOR THE FIRST QUARTER 2007
Pittsburgh, PA — April 30, 2007, Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”) today reported record earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $26.2 million for the first quarter 2007, as compared with $17.1 million in the first quarter 2006, an increase of $9.1 million, or approximately 53%. Net income for the first quarter 2007 was $19.9 million, an increase of approximately 60% over the prior year comparable period. Revenues rose to a record level of $105.2 million, an increase of $23.1 million, or approximately 28%, compared to the prior year comparable period. Average natural gas and oil production volumes were 25.8 million cubic feet equivalent (“mmcfe”) per day for the first quarter 2007, representing an increase of approximately 10% from the first quarter 2006. Revenue and earnings growth in the current quarter reflect increased natural gas and oil production compared to the prior year comparable quarter, as well as increased drilling activity.
On April 26, 2007, Atlas Energy declared its first full quarterly cash distribution of $0.43 per common unit for the first quarter 2007, which will be paid on May 15, 2007 to common unitholders of record as of May 8, 2007.
On April 2, 2007, the Company’s registration statement with the Securities and Exchange Commission for the Public 16 Drilling Program became effective. Atlas Energy expects to raise approximately $200 million in this program, its initial offering of the year, and expects to recognize well construction and administration fees from this program through most of 2007.
“We are pleased to report solid earnings for Atlas Energy’s first full quarter,” said Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy. “Our revenue and earnings growth in the first quarter show the success of our expanded drilling operations. We are also currently receiving funds for our largest public drilling program and we anticipate meeting our record partnership fundraising goal of $270 million in 2007. Our natural gas and oil production was up 10% from last year’s quarter and we expect this to grow as we further develop our acreage position. Finally, we have made progress on exploration of the Marcellus Shale and are working towards the next phase of development in this emerging play. As a result, we have announced our first full quarterly distribution of $0.43 to our common unitholders.”

Natural Gas Hedging
Atlas Energy entered into additional hedging contracts in the current period for its natural gas production. A summary of Atlas Energy’s hedge positions as of March 31, 2007 are as follows:

Fixed Price Swaps
	Average
Production Period	Hedge Price (1) (3)	Percentage
Ended December 31,	(per mcf)	Hedged (2) (4)
2007	$9.60	69%
2008	$9.63	67%
2009	$9.20	65%
2010	$8.48	38%
2011	$8.23	20%

Costless Collars
	Average	Average
Production Period	Hedge Floor (1) (3)	Hedge Ceiling (1) (3)	Percentage
Ended December 31,	(per mcf)	(per mcf)	Hedged (2) (4)
2007	$8.36	$9.53	8%
2008	$8.36	$10.37	6%

(1)	In thousand cubic feet (“mcf”)

(2)	Based upon Atlas Energy’s estimated net interest of the natural gas production

(3)	Includes an estimated positive basis differential and Btu adjustment

(4)	Based upon projected natural gas production volumes for the full year 2007
Well Construction and Completion
•	The number of gross wells drilled was 303 for the first quarter 2007, an increase of 97 wells or approximately 47% from the prior year comparable quarter. Atlas Energy connected 197 wells in the first quarter 2007.

•	Well drilling segment revenues increased by approximately 42% in the first quarter 2007 compared to the prior year comparable quarter.
Acreage
•	Atlas Energy had approximately 645,000 gross acres, or 590,000 net acres, at March 31, 2007, an increase of approximately 24% from the net acreage position at March 31, 2006 and an approximate 8% increase from December 31, 2006. Additionally, Atlas Energy has a joint venture with Knox Energy through December 2007, which provides an opportunity to drill wells on approximately 200,000 acres in Tennessee.

•	Undeveloped acreage at March 31, 2007 was approximately 362,000 net acres, up approximately 39% from the net acreage position at March 31, 2006, exclusive of the joint venture with Knox Energy.

•	Beginning in early December 2006, Atlas Energy and its investment partnerships drilled three vertical wells to the Marcellus Shale in Western Pennsylvania. All three of these wells have been completed and management is pleased with the results. The Marcellus Shale is a black, organic rich shale formation located at depths between 7,000 and 8,500 feet and ranges in thickness from 100 to 150 feet on Atlas Energy’s acreage. Leases are currently held on over 180,000 acres, up from 105,000 acres in December 2006, which management believes is prospective for the Marcellus Shale. Management plans to drill several more vertical wells within the Marcellus Shale over the next two quarters and is planning a full development program beginning in the fourth quarter of 2007.

•	Atlas Energy has currently identified over 3,150 geologically favorable sites for additional well drilling, not including any locations within the Marcellus Shale.

Wells & Production
•	Atlas Energy had interests in over 7,500 gross wells March 31, 2007, an increase of approximately 11% from March 31, 2006, and operates approximately 85% of these wells.

•	Natural gas and oil production was 25.8 mmcfe per day for first quarter 2007, an increase of 2.4 mmcfe per day, or approximately 10%, from the prior year comparable period.
Interested parties are invited to access the live webcast of Atlas Energy’s first quarter 2007 results on Tuesday morning, May 1, 2007 at 9:00 am EDT by going to the home page of Atlas Energy’s website at www.atlasenergyresources.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Tuesday, May 1, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 91655019.
Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas America, Inc. (NASDAQ: ATLS) owns a 79% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit its website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS ENERGY RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
REVENUES
Well construction and completion	$72,378	$50,883
Gas and oil production	21,260	22,866
Administration and oversight	4,544	3,309
Well services	3,721	2,766
Gathering	3,288	2,287

Total revenues	105,191	82,111

COSTS AND EXPENSES
Well construction and completion	62,932	44,246
Gas and oil production	3,902	3,397
Well services	2,043	1,766
Gathering	3,288	7,989
General and administrative	6,899	7,695
Depreciation, depletion and amortization	5,868	4,663

Total costs and expenses	84,932	69,756

Operating income	20,259	12,355

Other income (expense)—net	(318)	114

Net income	$19,941	$12,469

Allocation of net income attributable to members’ interests/owners:
Portion applicable to owners’ interest (period prior to the initial public offering on December 18, 2006)	$—	$12,469
Portion applicable to members’ interests (period subsequent to the initial public offering on December 18, 2006)	19,941	—

Net income	$19,941	$12,469

Allocation of net income attributable to members’ interests:
Common units	$19,542
Class A units	399

Net income attributable to members’ interests	$19,941

Basic and diluted net income per common unit:	$0.53

Weighted average common units outstanding:
Basic	36,627

Diluted	36,967

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION
(in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
BALANCE SHEET DATA:
Cash and cash equivalents	$6,767	$8,833
Property and equipment, net	293,574	277,814
Total assets	394,651	415,463
Total debt	56,553	68
Total capital	210,601	212,682

	Three Months Ended March 31,
	2007	2006
CAPITAL EXPENDITURE DATA:
Maintenance capital expenditures	$8,750	$	n/a	(1)
Growth capital expenditures	13,327		n/a	(1)

Total	$22,077		$15,290

	Three Months Ended March 31,
Reconciliation of Net Income to EBITDA and Distributable Cash Flow (2):	2007	2006
Net income	$19,941	$12,469
Interest expense	410	2
Depreciation, depletion and amortization	5,868	4,663

EBITDA	26,219	$17,134

Interest expense	(410)
Non-cash compensation expense	1,045
Amortization of deferred financing costs (included within interest expense)	13
Maintenance capital expenditures	(8,750)

Distributable cash flow	$18,117

(1)	Atlas Energy did not characterize capital expenditures as maintenance or growth and did not plan capital expenditures in a manner intended to maintain or expand its asset base or production before its initial public offering.

(2)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of Atlas Energy believes that EBITDA and distributable cash flow provide additional information for evaluating the Company’s ability to make distributions to its unitholders, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within Atlas Energy financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

ATLAS ENERGY RESOURCES, LLC
FINANCIAL INFORMATION

	Three Months Ended March 31,
	2007	2006
Production revenues (in thousands):
Gas (1)	$19,427	$20,492
Oil	$1,826	$2,365

Production volume (3):
Gas (mcf/day) (1) (2)	23,681	20,866
Oil (bbls/day)	359	423

Total (mcfe/day)	25,835	23,404

Average sales prices (3):
Gas (per mcf) (4)	$9.12	$10.91
Oil (per bbl)	$56.52	$62.13

Production costs (5):
As a percent of production revenues	10%	8%
Per mcfe (3)	$0.87	$0.90

Depletion per mcfe (3)	$2.31	$1.98

(1)	Excludes sales to landowners.

(2)	Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it had a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which it has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mmcf” means thousand cubic feet and million cubic feet, respectively, “mcfe” and “mmcfe” means thousand cubic feet equivalent and million cubic feet equivalent, respectively, and “bbls” means barrels. Barrels are converted to mcfe using the ratio of six mcfs to one barrel.

(4)	Average natural gas sales price before the effects of financial hedging was $7.85 and $9.37 for the three months ended March 31, 2007 and 2006, respectively.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, and production overhead.